Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2023, with respect to the consolidated financial statements of PacWest Bancorp, and the effectiveness of internal control over financial reporting, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Irvine, California
September 29, 2023